AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
THE ENSIGN GROUP, INC.

Pursuant to Article IX of the Amended and Restated Bylaws (the “Bylaws”) of The Ensign Group, Inc., the Bylaws are hereby amended by deleting Section 2.07 in its entirety and replacing such section with the following:

“Section 2.07 Required Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of statute or by the certificate of incorporation or these bylaws, a different level of vote is required, in which case such express provisions shall govern and control the decision of such question. Notwithstanding the preceding sentence, elections of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except with respect to the right, if any, of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances, each director shall be elected by a majority of the votes cast with respect to that director’s election, provided, however, that in a contested director election in which the number of nominees exceeds the number of directors to be elected, each director shall be elected by the vote of a plurality of the voting power of the stock, present in person or represented by proxy, at the meeting and entitled to vote. For purposes of this Section 2.07, a majority of the votes cast with respect to a director’s election shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If an incumbent director receives less than a majority of the votes cast in an uncontested election, such director shall tender his or her resignation to the board of directors, whereupon the board of directors shall, within 90 days after the receipt thereof, either (i) accept the resignation of such director, and determine a date on which such resignation will take effect within 90 days of the date of such decision and make the effective date of such resignation public, or (ii) upon the unanimous vote of the board or directors, decline to accept such resignation and, not later than four business days thereof, make public, together with a discussion of the analysis used in reaching the conclusion, the specific reasons that the board of directors chose not to accept the resignation and the decision was in the best interest of the corporation and its stockholders.”